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                                                                   EXHIBIT 99(7)






                         FULCRUM GROWTH PARTNERS, L.L.C.




                       LIMITED LIABILITY COMPANY AGREEMENT




                                     between




                                 KFS CORPORATION


                                       and


                              MCCARTHY GROUP, INC.,
                                   as Members




                          Dated as of March 17, 1999



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                         FULCRUM GROWTH PARTNERS, L.L.C.
                     (a Delaware Limited Liability Company)

                       LIMITED LIABILITY COMPANY AGREEMENT


     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of March 17, 1999 by and between KFS CORPORATION ("KFS"), a Nebraska corporation, and MCCARTHY GROUP, INC. ("MGI"), a Nebraska corporation, to provide for the formation, management and operation of FULCRUM GROWTH PARTNERS, L.L.C (the "Company"), a Delaware limited liability company, pursuant to the Act.

     In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     SECTION 1.01. DEFINITIONS. Unless the context shall otherwise require, the capitalized terms used in this Agreement shall have the respective meanings specified or referred to in Exhibit A attached hereto.

     SECTION 1.02. INTERPRETATION. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation. Each agreement referred to in this Agreement shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and hereof. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, references to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are hereby incorporated by reference into and shall be deemed a part of this Agreement. For purposes of this Agreement, if any day specified for notice to be given or any other action to be taken or period to expire falls on a day which is not a Business Day, such notice shall be due, action shall be taken or period shall expire on the next following Business Day.

                                   ARTICLE II

                                  ORGANIZATION

     SECTION 2.01. FORMATION. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of a Certificate of Formation with the Office of the Secretary of State of Delaware as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the


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Certificate of Formation shall prevail. This Agreement shall be effective as of the date of filing of the Certificate of Formation (the "Formation Date").

     SECTION 2.02. NAME. The name of the Company is Fulcrum Growth Partners, L.L.C. To the extent permitted by the Act, the Company may conduct its business under one or more assumed names deemed advisable by the Managing Member.

     SECTION 2.03. PURPOSES. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

     SECTION 2.04. DURATION. The term of existence of the Company shall expire on the fortieth anniversary of the Formation Date; provided, however, that the Company shall not continue in existence beyond the date the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement.

     SECTION 2.05. REGISTERED OFFICE AND REGISTERED AGENT; PRINCIPAL OFFICE.

          (a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by the Act.

          (b) The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person as the Managing Member may designate in the manner provided by the Act.

          (c) The principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act.

     SECTION 2.06. NO PARTNERSHIP. No provisions of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Managing Member a partner or joint venturer of or with any other Member or Managing Member, for any purposes other than federal and state tax purposes.

                                   ARTICLE III

                                     MEMBERS

     SECTION 3.01. MEMBERS. The initial Members of the Company are KFS and MGI and the addresses of such Members are as set forth on Schedule I. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.


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     SECTION 3.02. ADMISSION OF ADDITIONAL MEMBERS. Additional Members of the
Company may only be added if the addition of any such proposed additional Member is approved unanimously in writing, prior to such admission, by all the then existing Members and such proposed additional Member executes a counterpart of, or an agreement adopting, this Agreement and such other agreements as the existing Members may require.

                                   ARTICLE IV

                              CAPITAL CONTRIBUTIONS

     SECTION 4.01. CAPITAL CONTRIBUTIONS.

          (a) On the date of execution and delivery of this Agreement each Member shall contribute or cause to be contributed to the capital of the Company its initial cash capital contribution ("Initial Capital Contribution") as set forth in Schedule I, payable by check or wire transfer.

          (b) Upon the occurrence of a Funding Event prior to the third anniversary of the Formation Date, the Managing Member may call for the Members to make mandatory additional cash capital contributions ("Additional Capital Contributions"). Upon such call, each Member shall be required to make an Additional Capital Contribution not exceeding, in the aggregate (including the Initial Capital Contribution and all prior Additional Capital Contributions of such Member), its Capital Contribution Commitment. The respective portion of any Additional Capital Contribution to be contributed by each Member pursuant to this Section 4.01(b) shall be determined on a pro rata basis in accordance with each Member's Membership Interest at the time of the call. Any call for Additional Capital Contributions from the Members shall be evidenced in a Notification from the Managing Member delivered to the Members which shall specify (i) the amount of the Additional Capital Contribution required from each Member,
     (ii) the Portfolio Investment (if any) to be acquired with such Additional Capital Contributions, (iii) the other uses (if any) for such Additional Capital Contributions, (iv) the transfer instructions for such Additional Capital Contributions and (v) the date on which payment is due, which shall be not less than 15 days after delivery of such Notification. On or prior to the due date specified in such Notification, each Member shall contribute or cause to be contributed to the Company an amount (in cash) equal to such Member's required Additional Capital Contribution so called for. In the case of a call for Additional Capital Contributions for purposes of acquiring Portfolio Investments, if the Additional Capital Contributions are not invested as described in the related Notification within 30 days after the date they are due, the Managing Member shall notify each Member and, upon the request of any Member, shall return such Additional Capital Contributions to the contributing Members. Notwithstanding anything contained herein to the contrary, in no event shall any Member be obligated to contribute to the Company, in the aggregate, more than its Capital Contribution Commitment or to make any Additional Capital Contribution after the third anniversary of the Formation Date.

          (c) All contributions by a Member to the Company must be paid in immediately available funds and must be in the amount required by Schedule I and the


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     relevant Notification. The Company will not accept contributions from
     Members in excess of the Capital Contributions required pursuant to this
     Section 4.01.

          (d) If a Member (the "Noncontributing Member") does not contribute an Additional Capital Contribution required pursuant to Section 4.01(b) on or before the due date specified in the Notification thereof, such Noncontributing Member shall be liable to the Company for any actual costs and expenses incurred by the Company as a result of such default (e.g. attorney's fees and costs and termination fees incurred in connection with any pending investment which is not completed by the Company due to a lack of capital). If there is a Noncontributing Member, any Member (the "Contributing Member") which funds its Additional Capital Contribution shall be entitled to the return of such contribution by the Company, together with an amount equal to any interest earnings from the interim investment of such funds. If the Managing Member has already utilized such funds to acquire Portfolio Investments, the funds contributed by the Contributing Member shall be considered a loan to the Company rather that a Capital Contribution and the Contributing Member shall be entitled to interest at the Funding Rate in effect from time to time calculated on a 360-day year and the actual number of days elapsed from the time of such funding until it is returned.

     SECTION 4.02. MEMBERSHIP INTERESTS. Each Member shall have a Membership Interest in the Company as specified in Schedule I.

     SECTION 4.02. CAPITAL ACCOUNTS.

          (a) A Capital Account shall be established and maintained for each Member. Each Member's Capital Account (i) shall be increased by (A) the amount of cash contributed by that Member to the Company and (B) allocations to that Member of Company income and gain (or items thereof), and (ii) shall be decreased by (A) the amount of cash and property distributed to that Member by the Company and (B) allocations of Company loss and deduction (or items thereof).

          (b) The foregoing provisions of this Section 4.03 are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts are adjusted or maintained in order to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, the Managing Member may make such modification.

     SECTION 4.03. RETURN OF CAPITAL CONTRIBUTIONS. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member's Capital Contributions.

     SECTION 4.04. INTEREST. No interest shall be paid by the Company on Capital Contributions or on balances in Members' Capital Accounts.

     SECTION 4.05. LOANS FROM MEMBERS. Loans by a Member to the Company shall not be considered Capital Contributions.


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                                    ARTICLE V

                          ALLOCATIONS AND DISTRIBUTIONS

     SECTION 5.01. ALLOCATION OF PROFITS AND LOSSES. The Company's income, gains, losses, deductions and credits (and each item thereof) shall be allocated among the Members in proportion to their respective Membership Interests.

     SECTION 5.02. DISTRIBUTIONS.

          (a) Upon the written request of any Member delivered to the Managing Member within 30 days of the Member's receipt of the Company's federal income tax return, Distributions shall be declared by the Managing Member in such amounts as the requesting Member may request, not to exceed an amount equal to the Applicable Percentage of taxable income attributable to the Members in connection with their ownership of Membership Interests for the taxable year of such return. Distributions requested and declared pursuant to this Section 5.02(a) shall be paid to the Members within 30 days of receipt of the request by the Managing Member. For purposes of this Agreement, "Applicable Percentage" means the highest combined tax rate applicable to either Member for the relevant taxable year. All Distributions shall be paid to Members in proportion to their Membership Interests on the date such Distribution is declared or on such other record date as the Managing Member shall establish for the determination of Members who are entitled to receive such Distribution. Notwithstanding the above rights, no Distribution shall be made during the period from the Effective Date to the end of the Buy/Sell Period.

          (b) Members shall have no right to receive Distributions unless and until declared by the Managing Member, in accordance with the provisions of this Agreement and the applicable limitations of the Act. Upon declaration of a Distribution, a Member shall have the status of a creditor of the Company with respect to such Distribution and be entitled to all remedies available thereto. All Distributions shall be in cash except as otherwise required by Section 10.03 or consented to by all Members. All Distributions of property shall be valued at the Fair Market Value of such property as of the date of distribution.

          (c) Members shall not receive salaries or compensation from the Company solely in their capacities as Members or for the use of their capital.

          (d) Subject to the provisions of subparagraph (b) of this Section 5.02, MGAM, as Advisor, shall be entitled to receive the Carried Fee in accordance with the terms of its Management Agreement (i) when the Members shall have actually received Distributions (either cash or in property) equal in the aggregate to their Capital Contributions, or (ii) at the time of any Distribution in cash to the Members even if the condition in
     (i) has not been met, but only with the consent of all Members in such amount as the Members may agree, each acting reasonably and taking into account the Fair Market Value of the Portfolio Investments as of the preceding December 31 and


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     future prospects for such investments and other relevant considerations, or
     (iii) upon the date of the closing of a purchase of a Member's interest pursuant to Section 6.05.

                                   ARTICLE VI

                    RIGHTS, POWERS AND OBLIGATIONS OF MEMBERS

     SECTION 6.01. AUTHORITY; LIABILITY TO THIRD PARTIES.

          (a) Except as otherwise provided herein, no Member has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

          (b) Except as may be otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

          (c) Notwithstanding Section 6.01(b), a Member shall be liable to the Company for any unpaid portion of the Initial Capital Contribution stated in Schedule I as having been made by such Member.

          (d) A Member shall hold as trustee for the Company money or other property wrongfully paid or conveyed to such Member by the Company or received by such Member from third parties for the account of the Company.

         SECTION 6.02.  TRANSFER OF MEMBERSHIP INTERESTS.

          (a) Except for transfers pursuant to Section 6.05 or Section 6.06, no Member shall Transfer any Membership Interest (including economic rights associated therewith) to any Person, except with the unanimous written consent of all other Members. No Member shall Transfer less than all of its Membership Interest.

          (b) Any purported Transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the Transfer contemplated thereby. No Member may Transfer any Membership Interest in violation of the Securities Act or any applicable state securities laws.

     SECTION 6.03. ADMISSION OF TRANSFEREE AS MEMBER. A transferee of a Membership Interest desiring to be admitted as a Member must execute an amendment to this Agreement, signed by the new Member and all existing Members, by which the new Member agrees to be bound by the terms and conditions of this Agreement and which amends Schedule I as needed to reflect each Member's Initial Capital Contribution, Capital Contribution Commitment and Membership Interest. The admission of such transferee is subject to the unanimous approval of the Members. Upon admission of the transferee as a Member, the transferee shall have, to the extent of the Membership Interest transferred, the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Certificate of Formation and


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the Act and shall assume any obligations of the transferor Member under this
Agreement, whereupon the transferor Member shall be released from all liability under this Agreement.

     SECTION 6.04. RESIGNATION OF A MEMBER. Except in connection with a Transfer pursuant to Section 6.05 or Section 6.06, no member shall resign, withdraw, retire or otherwise take action to effect the foregoing.

     SECTION 6.05. BUY/SELL OPTION.

          (a)  During the period of June 1, 2002 through June 30, 2002 and
     June 1 through June 30 of each calendar year thereafter prior to dissolution of the Company, either Member (the "Initiating Member") may give the other Member (the "Recipient Member") Notification initiating the buy/sell provisions of this Section 6.05 (the "Buy/Sell Notice").

          (b) On or before December 31 of the year in which a Buy/Sell Notice is given but effective as of such December 31 (the "Effective Date"), the Initiating Member shall give the Recipient Member Notification setting forth a dollar amount as the aggregate value of all Portfolio Investments (other than Publicly Traded Securities) of the Company based upon which the price at which the Initiating Member is willing to buy the Recipient Member's Membership Interest or sell the Initiating Member's Membership Interest shall be determined (the "Price Notice"). Based upon such dollar amount, a calculation of the allocations called for under Article V shall be made, assuming hypothetically that (i) all such Portfolio Investments were sold on the Effective Date at a purchase price equal to the value specified in the Price Notice, (ii) all cash, cash equivalents and any other short-term assets of the Company were liquidated on the Effective Date at their Market Value, (iii) all Publicly Traded Securities were liquidated at the closing price for such Publicly Traded Securities on the Effective Date and (iv) all Fixed Debts of the Company were paid on the Effective Date. The purchase price for the Membership Interest to be sold shall be the Capital Account balance of the selling Member as of the Effective Date after such allocations. Within ten (10) Business Days after the Effective Date, the Managing Member shall provide to the Members written estimates of the values of items required by (ii), (iii) and (iv) as of the Effective Date. The Managing Member's estimates shall be confirmed by the independent auditors for the Company in connection with the audit for the Company for the calendar year ending on the Effective Date. The auditors will then calculate the Members' Capital Account balances based on such values. Such confirmation and calculation by the auditors for the Company shall be completed at the time of, and shall be delivered with, the audit report for the Company.

          (c) For a period of 15 days following the Effective Date, the Recipient Member shall have the option to elect to either (i) purchase the Membership Interest of the Initiating Member or (ii) sell its own Membership Interest to the Initiating Member, in either case at a purchase price determined pursuant to the Price Notice and Section 6.05(b). Such option shall be exercised by the Recipient Member giving Notification to the Initiating Member within the 15-day period. The failure to provide such Notification shall be conclusively deemed an election to sell the Membership Interest of the Recipient Member to the Initiating Member. Upon the exercise or deemed


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     exercise of the option contained in this subsection (c), the parties shall be deemed for all purposes to have reached an agreement for the sale and purchase of the Membership Interest without any further action by either party.

          (d) The closing of any purchase made pursuant to subsection (c) shall occur on the date which is five (5) Business Days following receipt by the Members of the audit for the Company for the calendar year concluding on the Effective Date. The sale shall be effective as of the Effective Date and the Member becoming obligated to purchase (the "Purchaser") shall be deemed to be the owner of the transferred Membership Interest for tax and accounting purposes as of the Effective Date. In addition to the purchase price, the Member obligated to sell (the "Seller") shall be entitled to interest on the purchase price determined pursuant to Section 6.05(b) at an annual rate equal to the Prime Rate as quoted in THE WALL STREET JOURNAL, MIDWEST EDITION (the "Prime Rate"), and in effect from time to time from the Effective Date to, but not including, the date of closing calculated based on a 360-day year and the actual number of days elapsed. Such interest shall not be considered a hypothetical distribution to such Member for purposes of calculating the Carried Fee for purposes of Section 6.05(b) or Section 5 of the Management Agreement. At the closing, (i) the Seller shall deliver title to its Membership Interest to the Purchaser free and clear of all liens and encumbrances and (ii) the Purchaser shall pay to the Seller the entire purchase price and accrued interest pursuant to this subsection (d) in immediately available funds.

          (d) It shall be an absolute condition to the closing of any purchase under this Section 6.05 that (i) the Purchaser shall cause the Seller to be released at closing from all guaranties, if any, of indebtedness or other obligations of the Company ("Guaranties") and (ii) on the closing date the Company is not subject to any material (in the judgment of the Purchaser) adverse liability or claim, whether or not contingent, which arose or became known to the Purchaser after the Effective Date.

          (e) If (A) the Purchaser fails to tender the purchase price plus interest to purchase the Membership Interest or fails to cause the Seller to be released from all Guaranties within the time period specified in subsection (d) above, and such failure continues unremedied for 15 days or
     (B) the closing does not occur because the condition set forth in Section 6.05(e)(ii) is not met, and such condition continues for 15 days, then the obligations of the parties to purchase and sell as described above shall be void; provided, however, that upon the events described in (A) above (i) the Purchaser shall instead be obligated to sell its Membership Interest to the Seller (at the election of the Seller to purchase as provided in the next sentence) at a purchase price equal to 80% of the purchase price that would have been payable if the Purchaser had been the selling Member and
     (ii) the Purchaser shall forfeit its right to give a Buy/Sell Notice pursuant to this Section 6.05 or Section 10.03(c). The Seller may elect to purchase the Membership Interest of the defaulting Purchaser by giving Notification to the defaulting Purchaser within 45 days of the original closing date, specifying a closing date within 75 days of the original closing date (and at least five days after delivery of such Notification). Notwithstanding the provisions of Section 6.05(d), in the event the purchase of a Membership Interest shall fail to close as a result of the failure to satisfy either of the conditions of Section 6.05(e) and the Seller does not purchase the Purchaser's


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     Membership Interest as described above, then the sale of the Membership
     Interest shall be void AB INITIO. In such event, the allocations and distributions under Article V shall be determined (or, if allocations were made after the Effective Date based on the assumption that the purchase would occur, redetermined) recognizing that no transfer of the Membership Interest shall have occurred.

          (f) Whenever a Member has a right to purchase a Membership Interest pursuant to Section 6.05, the purchasing Member may designate one or more of its Affiliates to purchase all or any portion of such Membership Interest; provided, however, that such designation shall not release the purchasing Member from its liability under this Section 6.05.

     SECTION 6.06. TRANSFERS TO AFFILIATES. MGI may Transfer its entire Membership Interest to any of its wholly owned Affiliates. KFS may transfer its entire Membership Interest to any of its Affiliates. Each of KFS and MGI consents to the admission of any transferee pursuant to this Section 6.06 as a new Member. The transferee Member shall assume any obligations of the transferor Member under this Agreement whereupon the transferor Member shall be released from all liability under this Agreement.

     SECTION 6.07. COINVESTMENT POLICY.

          (a) Until the total amount of the Capital Contribution Commitments of the Members has been contributed, MGI agrees that MGI shall not invest, directly or indirectly through any Affiliate, in any Person other than (i) the Company, (ii) investments which are prohibited for the Company pursuant to the Investment Policy, (iii) investments in any Person in which MGI is invested as of the Formation Date (other than Acceptance Insurance Companies Inc.), (iv) MGI's consolidated and directly operated subsidiaries and (v) as permitted pursuant to Section 6.07(b).

          (b) If an investment by the Company is to be made at any time when MGI or its Affiliates has capital available to invest, MGI or its Affiliates may invest in the securities being acquired by the Company, on terms no more favorable than the Company's investment, so long as at least 80% of each class of securities being purchased (by the Company and MGI and its Affiliates) is purchased by the Company and only upon 30 days' prior notice to each other Member. This Section 6.07(b) shall not apply in any situation to which Section 6.07(c) or Section 6.07(d) applies.

          (c) If at any time both the Company and any other investment vehicle(s) whose investments are directed on a discretionary basis by MGI or any of its Affiliates have money to invest, MGI agrees that, to the extent it is reasonably able to do so, it will manage the investment of these monies in any new investment such that the investment of KFS through its Membership Interest and any comparable interest of KFS or any of its Affiliates in any such other investment vehicles is at least equal to (i) if MGI or its Affiliates has a membership interest in such investment vehicle(s), the combined investment interest of MGI and its Affiliates through its Membership Interest, the Carried Fee and any comparable membership interests and carried fees in such investment vehicle(s) and
     (ii) each third party through its investment interest in such investment


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     vehicle(s). This Section 6.07(c) shall not apply in any situation to which
     Section 6.07(b) or Section 6.07(d) applies.

          (d) If at any time the Company has money to invest, MGI or any of its Affiliates has money to invest and any investment vehicle(s) whose investments are directed on a discretionary basis by MGI or any of its Affiliates has money to invest, MGI agrees that, to the extent it is reasonably able to do so, it will manage the investment of these monies in any new investments such that the investment of KFS through its Membership Interest and any comparable interest of KFS or any of its Affiliates in any such other investment vehicles is at least equal to (i) the combined investment interest of MGI and its Affiliates through its Membership Interest, the Carried Fee and, if applicable, any comparable membership interests and carried fees held in such investment vehicle(s) by MGI and its Affiliates and (ii) each third party through its investment interest in such investment vehicle(s). This Section 6.07(d) shall not apply in any situation to which Section 6.07(b) or Section 6.07(c) applies.

          (e)  The limitations contained in Section 6.07(b), Section 6.07(c) and
     Section 6.07(d) apply only to the extent the Company has sufficient funds to make such investment and the investment would not be prohibited pursuant to the Investment Policy and shall not apply during a Buy/Sell Period or from and after an event requiring dissolution of the Company pursuant to
     Section 10.01. All investments governed by such limitations shall be on no more favorable terms than the terms of the Company's investment. The Managing Member shall give each other Member notice of any proposed or intended investment governed by such limitations as far in advance of the investment date as the Managing Member, acting reasonably, deems practicable.

          (f) For so long as MGI serves as the Managing Member, if MGI or any of its Affiliates owns, directs or controls through any discretionary investment vehicle, securities also held by the Company, (i) MGI shall exercise (or cause to be exercised) all rights with respect to such securities in the same manner as such rights are exercised by MGI, as the Managing Member, and (ii) MGI shall not dispose (or permit, recommend or direct the disposal) of such securities except on the same terms and conditions, in the same proportions and on the same date as MGI, as the Managing Member, disposes of such securities on behalf of the Company.

     SECTION 6.08. MCCARTHY. During the term of the Management Agreement, and so long as MGI continues to act as Managing Member, MGI shall cause its Chairman and CEO, Michael R. McCarthy, to devote his business time and effort to the management and operation of the Company to the extent required to grow and realize the value of the Portfolio Investments.

     SECTION 6.09. INVESTMENT BANKING FEES. The Members acknowledge and agree that the companies underlying the Portfolio Investments may, from time to time, engage investment banking firms, including Affiliates of MGI, to provide services on their behalf. Such investment banking firms, including Affiliates of MGI, will be compensated for such services by such companies on customary terms and conditions and none of the fees paid for such services will reduce the fees payable to MGAM as Advisor pursuant to its Management Agreement, provided, however, no Affiliates of MGI shall be entitled to fees in connection with services performed in


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connection with investments made by the Company in the Portfolio Investments or disposition or liquidation of any Portfolio Investment in which the Company has a 51% voting equity interest without the prior written consent of all the Members.

     SECTION 6.10. PUBLIC DISCLOSURE. Each of the Members hereby agrees that no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement, including the investment in any Portfolio Investment, unless specifically approved in writing in advance by all Members; provided, that nothing contained herein shall prevent a Member, after giving reasonable advance notice to the other Members, from making any announcement reasonably determined by it, upon advice of counsel, to be required by law or by any stock exchange or governmental entity.

                                   ARTICLE VII

                               MEETINGS OF MEMBERS

     SECTION 7.01. PLACE OF MEETINGS. All meetings of Members shall be held at the principal office of the Company as provided in Section 2.05, or at such other place as may be designated by the Managing Member or by the Member(s) calling the meeting.

     SECTION 7.02. MEETINGS.

          (a) The Members will meet at least quarterly, as soon as is reasonably practicable following issuance of the reports and other information called for by Section 9.06, for the purpose of discussing the reports and information, investment and liquidation strategies and opportunities and other topics of interest. Other meetings of Members for the transaction of such business as may properly come before the meeting may be held at such place, on such date and at such time as the Managing Member shall determine.

          (b) Special meetings of Members for any proper purpose or purposes may be called at any time by any Member or Members holding 51% or more of the aggregate Membership Interest.

     SECTION 7.03. NOTICE. A Notification of all meetings, stating the place, day and hour of the meeting and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the meeting to each Member entitled to vote.

     SECTION 7.04. WAIVER OF NOTICE. Attendance of a Member at a meeting shall constitute a waiver of Notification of the meeting, except where such Member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Notification of a meeting may also be waived in writing. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the Notification of the meeting but not so included, if the objection is expressly made at the meeting.


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     SECTION 7.05. QUORUM. The presence of Members holding 100% of the
Membership Interests is required to constitute a quorum at any meeting of the Members. Failure to obtain a quorum at a meeting shall not in any way restrict or prohibit the right of the Members to take action by written consent pursuant to Section 7.08.

     SECTION 7.06. VOTING.

          (a) All Members shall be entitled to vote on any matter submitted to a vote of the Members. Each Member shall be entitled to one vote for each full percentage of the Membership Interest held by such Member.

          (b) With respect to any matter other than a matter for which the affirmative vote of Members owning a specified percentage of the Membership Interests is required by the Act, the Certificate of Formation or this Agreement, the affirmative vote of the holders of at least 51% of the Membership Interests at a meeting at which a quorum is present or by written consent pursuant to Section 7.08 shall be the action of the Members.

          (c) No provision of this Agreement requiring that any action be taken only upon approval of Members holding a specified percentage of the Membership Interests may be modified, amended or repealed unless such modification, amendment or repeal is approved by Members holding at least such percentage of the Membership Interests.

     SECTION 7.07. CONDUCT OF MEETINGS. The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Members, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this
Article VII, the conduct of voting, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairperson of any meeting and shall further designate a Person to take minutes of any meeting.

     SECTION 7.08. ACTION BY WRITTEN CONSENT. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed and dated by Members holding the percentage of Membership Interests required to approve such action under the Act, the Certificate of Formation or this Agreement. A facsimile, telegram, telex, cablegram or similar transmission by the Member or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 7.08.

     SECTION 7.09. CORPORATE MEMBER. Any officer of a corporate Member may: (i) represent the Member in person at a meeting of the members, and (ii) execute a consent pursuant to Section 7.08 (or any other document required under this Agreement) on behalf of such Member. The Managing Member and the chairperson of any meeting of Members shall not be required to verify the authority of any such officer, but may require a secretary's certificate from the corporate Member confirming such officer's incumbency and signature.

                                  ARTICLE VIII

                            MANAGEMENT OF THE COMPANY

     SECTION 8.01. MANAGEMENT OF THE COMPANY. Except as otherwise expressly provided in this Agreement, the powers of the Company shall be exercised by, and the business and affairs of the Company shall be managed by, a managing member (the "Managing Member") designated from time to time by the Members.

     SECTION 8.02. MANAGING MEMBER. The initial Managing Member shall be MGI.

     SECTION 8.03. GENERAL POWERS OF MANAGING MEMBER. Except as may otherwise be expressly provided in this Agreement, the Managing Member shall have complete and exclusive discretion and authority in the management and control of the business and affairs of the Company. The Managing Member shall not have the right to exercise the Company's rights to amend or terminate the Management Agreement, which shall be exercisable only by a majority vote of the Members. The Managing Member shall invest the assets of the Company in accordance with the Investment Policy. The Managing Member may determine to retain such amount of cash as it determines to be appropriate for working capital and other purposes; provided, however, that at all times the Managing Member shall retain such amount of cash (or maintain committed credit facilities in such amounts) as may be necessary to fund any Distributions requested pursuant to Section 5.02(a).

     SECTION 8.04. LIMITATIONS ON POWERS OF MANAGING MEMBER. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Managing Member or any additional powers provided by law. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred or power exercised by the Company, or the Managing Member on behalf of the Company, in each case without the unanimous approval of all of the Members (by vote or written consent) with respect to each of the following:

          (a) any merger or consolidation of the Company (other than a merger of any subsidiary of the Company into the Company);

          (b) any voluntary bankruptcy, liquidation, dissolution or termination of the Company;

          (c) any split, combination or reclassification of any Membership Interests;

          (d) the declaration, setting aside or the payment of any Distributions by the Company to any Member, except for any payments with respect to debt owed to a Member (and approved pursuant to this Section 8.04), Distributions pursuant to Section 5.02(a) or Section 10.03;

          (e) the incurrence by the Company of any indebtedness for borrowed money (other than as contemplated by Section 4.01(d)) or any capitalized lease obligation or the entry into any agreement, commitment, assumption or guarantee with respect thereto (i) in any amount during a Buy/Sell Period or (ii) at any time, in an amount, individually or in a series of related transactions, greater than (A) prior to the third anniversary of the Formation Date, an amount equal to 30% of the aggregate Capital Contributions, and (B) thereafter, an amount equal to 30% of the Fair Market Value of the assets of the Company as of the preceding December 31;

          (f) the issuance by the Company of any additional Membership Interests or other equity interests (including any interests convertible into equity interests) of the Company, or the admission of any Person as a Member of the Company other than pursuant to Section 6.06;

          (g) any change of the Company's name or any amendment or restatement of the Certificate of Formation or this Agreement, including the Investment Policy;

          (h) the entry into by the Company, or the waiver, amendment, consent to the assignment of or modification of the terms of, any contract or agreement with a Member or any Affiliate of a Member, including the Management Agreement provided that the foregoing shall not include termination of the Management Agreement;

          (i) the appointment of external auditors of the Company changing the initial appointment made pursuant to Section 9.10;

          (j) the payment of any fees to Members or Affiliates of Members, except as specified in the Management Agreement; or

          (k) the incurrence by the Company of any indebtedness to a Member other than as contemplated by Section 4.01(d); or

          (l) the investment in or initiation of the liquidation of any Portfolio Investment during a Buy/Sell Period.

     SECTION 8.05. COMPENSATION. The Managing Member shall serve without compensation.

     SECTION 8.06. RESIGNATION AND REMOVAL. The Managing Member may not resign. The Managing Member may be removed by the Members, either for or without cause.

     SECTION 8.07. STANDARD OF CARE; LIABILITY. The Managing Member shall discharge its duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in the best interests of the Company. The Managing Member shall not be liable for any monetary damages to the Company for any breach of such duties except for receipt of a financial benefit to which the Managing Member is not entitled, making a distribution to Members in violation of this Agreement or the Act, or a knowing violation of the law.

     SECTION 8.09. MANAGEMENT AGREEMENT. The Company shall enter into a Management Agreement with McCarthy Group Asset Management, Inc. in the form attached as Exhibit B to this Agreement (the "Management Agreement"), and each Member hereby approves such agreement. The Managing Member agrees to monitor the performance of the Advisor pursuant to the Management Agreement and agrees to notify all the Members promptly of any material breach by the Advisor of any provisions of the Management Agreement. Upon termination of the Management Agreement, the Members by a majority vote, not the Managing Member, shall have the right to appoint a successor Advisor experienced in management and disposition of assets similar to those held by the Company and to enter into an agreement with such advisor on behalf of the Company on such terms and condition as the Members, by majority vote, may approve.

                                   ARTICLE IX

                        FISCAL MATTERS; BOOKS AND RECORDS

     SECTION 9.01. BANK ACCOUNTS; INVESTMENTS. Capital Contributions, revenues, if any, and any other Company funds shall be deposited by the Managing Member in a bank account established in the name of the Company, or shall be invested by the Managing Member in furtherance of the purposes of the Company and in accordance with the Investment Policy. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company's bank accounts may be withdrawn only to be invested in furtherance of the Company's purposes, to pay Company debts or obligations or to be distributed to the Members pursuant to this Agreement.

     SECTION 9.02. RECORDS REQUIRED BY ACT. During the term of the Company's existence and for a period of four years thereafter, the Managing Member shall maintain in the Company's principal office specified pursuant to Section 2.05 all records required to be kept pursuant to the Act, including, without limitation, a current list of the names, addresses and Membership Interests held by each of the Members (including the dates on which each of the Members became a Member), copies of federal, state and local information or income tax returns for each of the Company's tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

     SECTION 9.03. BOOKS AND RECORDS. The Company shall maintain adequate GAAP books and records of account on a basis consistent with appropriate provisions of the Code, containing, among other entries, a Capital Account for each Member.

     SECTION 9.04. ACCESS TO BOOKS AND RECORDS. The Members and their representative agents shall have access to the records of the Company and shall be entitled to perform internal reviews and audits of such records at their own expense. During a Buy/Sell Period, the Members and their representative agents shall have access to the records of the Persons in which the Company is invested, subject to the terms of the agreements between the Company and such Persons.

     SECTION 9.05. TAX RETURNS AND INFORMATION. The Members intend for the Company to be treated as a partnership for tax purposes. Within 60 days after the end of each calendar year, the Company shall send or deliver to each Person who was a Member at any time during such year such tax information as shall be reasonably necessary for the preparation by such Person of such Person's federal income tax return and state income and other tax returns.

     SECTION 9.06. DELIVERY OF FINANCIAL INFORMATION AND FAIR MARKET VALUE REPORTS TO MEMBERS.

          (a) As to each fiscal quarter of the Company and each fiscal year of the Company, the Managing Member shall send to each Member a copy of (i) the balance sheet of the Company as of the end of the fiscal quarter and, if applicable, year, (ii) an income statement of the Company for such quarter and, if applicable, year, (iii) a statement showing the revenues distributed by the Company to Members in respect of such quarter and, if applicable, year, (iv) a statement of sources, uses and availability of funds for such quarter and, if applicable, year, (v) a list of all investments that constitute Portfolio Investments, (vi) a year-to-date estimate of allocations to be made pursuant to Section 5.01 and (vii) such other information as may be agreed upon by the Members.

          (b) As to each fiscal quarter, the Managing Member shall send to each Member a certificate signed by the Managing Member certifying (i) whether or not each Member has paid all Additional Capital Contributions required to be made pursuant to Section 4.01, (ii) whether such Additional Capital Contributions have been fully invested and (iii) that, to the best of its knowledge, there has been no material breach by the Advisor of its obligations pursuant to the Management Agreement.

          (c)  The financial statements and certificates referenced in (a) and
     (b) above shall be delivered no later than 45 days following the end of the fiscal quarter to which they relate and no later than 90 days following the end of the fiscal year to which they relate.

          (d) As promptly as possible the Managing Member shall distribute to all Members any Fair Market Value Report delivered to it pursuant to the Management Agreement.

     SECTION 9.07. FISCAL YEAR. The Company's fiscal year shall end on December 31 of each calendar year.

     SECTION 9.08. TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

          (a) to adopt the calendar year as the Company's fiscal year, if permitted by the Code;

          (b) to adopt the accrual method of accounting, if permitted by the Code; and

          (c) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code.

Neither the Company, the Managing Member nor any Member may make an election for the Company to be excluded from the application of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state law.

     SECTION 9.09. TAX MATTERS PARTNER; PREPARATION OF TAX RETURNS. The Managing Member shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. The Managing Member shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code. The Managing Member shall inform each other Member of all significant matters that may come to its attention in its capacity as "tax matters partner" by giving notice thereof on or before the fifth day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Managing Member may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of all Members but this sentence does not authorize the Managing Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code. The Managing Member or an Affiliate of the Managing Member shall prepare all tax returns, reports, and similar statements required to be prepared by the Company or with respect to its activities, operations or properties and in doing so shall use its reasonable judgment with respect to the timing and manner of preparing the same. The Company shall reimburse the Managing Member for its reasonable out-of-pocket expenses in connection with such obligations.

     SECTION 9.10. ACCOUNTANTS. The initial accountants for the Company shall be KPMG Peat Marwick LLC.

                                    ARTICLE X

                           DISSOLUTION AND WINDING UP

     SECTION 10.01. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved upon the first of the following events to occur:

          (a) Written notice given by any Member to each other Member at any time after the fifth anniversary of the Formation Date other than during the Buy/Sell Period or the termination by MGAM of the Management Agreement pursuant to Section 6(a) thereof;

          (b) Written notice given by KFS to each other Member at any time after Michael R. McCarthy ceases to act as Chairman and Chief Executive Officer of MGI or Michael R. McCarthy, his spouse, lineal descendants or any trust created for any of the foregoing no longer own in the aggregate at least 300,000 shares or options for shares of common stock (subject to appropriate adjustment in the event of stock splits, stock dividends or any other transaction resulting in a change in the issued and outstanding shares of common stock without consideration) in MGI;

          (c) Written notice given by MGI to each other Member at any time after removal of MGI as Managing Member;

          (d) Upon termination of the Management Agreement except for a termination by MGAM pursuant to Section 6(a) thereof;

          (e) Failure by either Member to contribute an Additional Capital Contribution called for pursuant to Section 4.01(b) on or before its due date;

          (f) Failure by the Purchaser (as defined in Section 6.05) to complete a purchase pursuant to and in accordance with Section 6.05 (other than a failure which occurs because the condition specified in Section 6.05(e)(ii) has not been met) unless the Seller (as defined in Section 6.05) elects to exercise its purchase option pursuant to Section 6.05(f);

          (g) The Bankruptcy or dissolution of a Member, or the immediate or ultimate parent of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company unless the business of the Company is continued within 90 days following the occurrence of any such event by all other Members;

          (h) The expiration of the period fixed for the duration of the Company; or

          (i) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

     SECTION 10.02. WINDING UP. If the Company is dissolved pursuant to Section 10.01, the Company's affairs shall be wound up as soon as reasonably practicable under the supervision of the Managing Member and, in any case, within five years upon a dissolution pursuant to Section 10.01(a) and within two years upon any other dissolution.

     SECTION 10.03. DISTRIBUTION OF COMPANY PROPERTY AND PROCEEDS OF SALE
THEREOF.

          (a) Upon completion of all desired sales of Company Property, and after payment of all selling costs and expenses, the Managing Member shall distribute the cash held by the Company in the following order of priority:

               (i) in payment of debts and obligations of the Company owed to parties other than the Members or Affiliates of the Members;

               (ii) in payment of debts and obligations of the Company owed to the Members or Affiliates of Members (other than the Carried Fee);

               (iii) to the Members in accordance with their respective Membership Interests until the aggregate of all Distributions to Members equals the Capital Contributions of the Members;

               (iv) to MGAM, as Advisor, in an amount equal to the unpaid Carried Fee in accordance with the terms of its Management Agreement; and

               (v) to the Members in accordance with their respective Membership Interests;

     provided, however, that Distributions to a Member pursuant to Section 10.03(a)(iii) shall be reduced by any amounts payable by such Member to the Company pursuant to the first sentence of Section 4.01(d) which amounts shall be deemed paid to such Member as a Distribution and paid by such Member to the Company in satisfaction of such obligation;

          (b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company are distributed as herein provided and a certificate of cancellation is filed by the Company as provided by the Act. Notwithstanding a dissolution of the Company, the business of the Company will continue to be governed by the terms of this Agreement at all times prior to the termination of the Company.

          (c) Every reasonable effort shall be made to liquidate the assets of the Company so that the distribution may be made to the Members in cash. If at the end of the applicable winding up period as set forth in Section 10.02, above, the Company owns any noncash assets, the Managing Member shall give Notification to each Member, identifying such assets. Upon receipt of such Notification, except as prohibited by Section 6.05(f), either Member may give a Buy/Sell Notice initiating the buy/sell provisions of Section 6.05 with the following modifications: (i) the Buy/Sell Notice must be given within 30 days of receipt by the Members of the Notification from the Managing Member and (ii) the Effective Date for such Buy/Sell Notice shall be 90 days after receipt of the Buy/Sell Notice. If a purchase does not occur pursuant to the buy/sell provisions, the remaining noncash assets shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the Fair Market Value of the assets so distributed (determined as of the date of such distribution) and, to the extent not otherwise satisfied, to MGAM, as Advisor for any unpaid Carried Fee.

          (d) The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of the winding up of the Company, a certificate of cancellation shall be delivered to the Office of the Secretary of State of Delaware for filing pursuant to the provisions of the Act.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

     SECTION 11.01. INFORMAL DISPUTE RESOLUTION. Any controversy or claim between the Members arising from or in connection with this Agreement or the relationship of the parties under this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Dispute"), shall be resolved as follows:

          (a) Upon written request of either Member, each Member will appoint a designated representative whose task it will be to meet for the purpose of endeavoring to resolve such Dispute.

          (b) The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

          (c) Formal proceeding for the resolution of a Dispute may not be commenced until the earlier of:

               (i) the designated representatives concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

               (ii) expiration of the 30 day period immediately following the initial request to negotiate the Dispute;

provided, however, that this Section 11.01 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to other creditors.

     SECTION 11.02. ARBITRATION.

          (a) If the Members are unable to resolve any Dispute as contemplated by Section 11.01, such Dispute shall be submitted to mandatory and binding arbitration at the election of either Member (the "Disputing Party"). Except as otherwise provided in this Section 11.02, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

          (b) To initiate the arbitration, the Disputing Party shall provide Notification to the other Member (the "Arbitration Demand"), which shall
     (i) describe in reasonable detail the nature of the Dispute, (ii) state the amount of the claim, (iii) specify the requested relief and (iv) name an arbitrator who (A) has been licensed to practice law in the U.S. for at least ten years, (B) is not then an employee of either Member or an employee of an Affiliate of either Member, and (C) is experienced in representing clients in connection with commercial agreements (the "Basic Qualifications"). Within fifteen (15) days after the other Member's receipt of the Arbitration Demand, such other Member shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Arbitration Demand and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in reasonable detail the nature of the Dispute relating to the counterclaim,
     (B) state the amount of the counterclaim, and, (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within fifteen (15) days thereafter, the two arbitrators so named will select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration will be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel. Decisions of a majority of the members of the Arbitration Panel shall be determinative.

          (c) The arbitration hearing shall be held in Omaha, Nebraska, or such other location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. In the event summary judgment or partial summary judgment is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The Federal Rules of Evidence shall apply to the arbitration hearing. The Member bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The Arbitration Panel will have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the Members from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 11.02.

          (d) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 11.02, the arbitrator shall be replaced by the Member who selected such arbitrator, or if such arbitrator was selected by the two Member-appointed arbitrators, by such two Member-appointed arbitrators selecting a new third arbitrator in accordance with Section 11.02(b). Each such replacement arbitrator shall satisfy the Basic Qualifications. If an arbitrator is replaced pursuant to this Section 11.02(d) after the arbitrator hearing has commenced, then a rehearing shall take place in accordance with the provisions of this
     Section 11.02 and the Commercial Arbitration Rules of the AAA.

          (e) At the time of granting or denying a motion for summary judgment as provided for in (c) and within fifteen (15) days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the Members a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to Section 6.10.

          (f) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either Member if, upon a showing of good cause, such Member is unreasonably delaying the proceeding.

          (g) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the Members and any judgment hereon may be entered and enforced in any court of competent jurisdiction.

          (h) Each Member will bear a pro rata share of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each Member will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding will be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

          (i) Nothing in Sections 11.01 or 11.02 shall be construed to prevent any party from seeking at any time from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 11.01 or 11.02.

          (j) The parties acknowledge and agree that performance of the obligations under this contract necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to relevant provisions of these Sections 11.01 and 11.02.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

     SECTION 12.01. CONFERENCE TELEPHONE MEETINGS. Meetings of the Members may be held by means of conference telephone or similar communications equipment so long as all Persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     SECTION 12.02. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     SECTION 12.03. ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement among the parties hereto and contain all of the agreements among such parties with respect to the subject matter hereof. This Agreement and the Exhibits and Schedules hereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

     SECTION 12.04. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     SECTION 12.05. AMENDMENT. This Agreement may be amended only by a written agreement executed by all Members.


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     SECTION 12.06. BINDING EFFECT. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns.

     SECTION 12.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS DOCTRINE. IN PARTICULAR, THIS AGREEMENT IS INTENDED TO COMPLY WITH THE REQUIREMENTS OF THE ACT AND THE CERTIFICATE OF FORMATION. IN THE EVENT OF A DIRECT CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE MANDATORY PROVISIONS OF THE ACT OR ANY PROVISION OF THE CERTIFICATE OF FORMATION, THE ACT AND THE CERTIFICATE OF FORMATION, IN THAT ORDER OF PRIORITY, WILL CONTROL.

     SECTION 12.08. EXPENSES. Each Member shall pay its own legal, accounting and other expenses incident to its negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 12.09. INDEMNITY.

          (a) To the fullest extent permitted by law, the Company shall indemnify any Person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of the Company to procure a judgment in its favor), by reason of the fact the Person is or was a Member or Managing Member of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and within the authority delegated to such Person by this Agreement or by the Members and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the Person did not meet such standards.

          (b) To the fullest extent permitted by law, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member or Managing Member of the Company against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and within the authority delegated to such Person by this Agreement or by the Members and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only


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     to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          (c) Any indemnification under paragraphs (a) and (b) (unless ordered by a court) shall be made by the Company unless a determination is made that indemnification of the Person is improper in the circumstances because such Person has not met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made by unanimous vote of the Members.

          (d) Expenses (including attorney fees) incurred by an Indemnified Person in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified Person to repay such amount if indemnification is ultimately disallowed by court order or pursuant to subsection (c) above.

          (e) Notwithstanding anything in this Section to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense, other than successful suits for indemnity under this Section 12.09.



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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                       KFS CORPORATION


                                       By    /s/ PETER N. LAHTI
                                          --------------------------------------
                                          Peter N. Lahti
                                          President and Chief Executive Officer


                                       MCCARTHY GROUP, INC.


                                       By   /s/ MICHAEL R. MCCARTHY
                                          --------------------------------------
                                          Michael R. McCarthy
                                          Chairman


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                                    EXHIBIT A

                                   DEFINITIONS


     "ACT" means the Delaware Limited Liability Company Act, Title 6, Chapter 18 of the Delaware Code, as it may be amended from time to time.

     "ADDITIONAL CAPITAL CONTRIBUTIONS" is defined in Section 4.01.

     "ADVISOR" means McCarthy Group Asset Management, Inc. or its successor appointed by the Members pursuant to Section 8.08.

     "AFFILIATE" means, with respect to any Person, a person that, directly or indirectly, owns or controls, is owned or controlled by, or is under common control with such Person.

     "AGREEMENT" means this Limited Liability Company Agreement.

     "BANKRUPTCY" means, with respect to any Member, the happening of any one or more of the following events: (a) a Member (or, in the case of any Member which is a partnership, any general partner thereof): (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or there has been entered against such Member (or general partner) an order for relief, in any bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking in respect of such Member (or general partner) any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;
(v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member (or such general partner) in any proceeding of a nature described above; or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver, conservator or liquidator of such Member (or such general partner) or of all or any substantial part of such Member's (or such general partner's) properties; or (b) 120 days after the commencement of any proceeding against any Member (or such general partner) seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding has not been dismissed, or within 90 days after the appointment without such Member's (or such general partner's) consent or acquiescence of a trustee, receiver or liquidator of the Member (or such general partner) or of all or any substantial part of such Member's (or such general partner's) properties, if such appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, if such appointment is not vacated.

     "BUSINESS DAY" means a day on which banks located in Omaha, Nebraska and New York, New York are neither required nor authorized to remain closed and on which the New York Stock Exchange is not closed.

     "BUY/SELL PERIOD" means the period from the giving of a Buy/Sell Notice pursuant to Section 6.05 to and including the date on which such buy/sell is concluded either by a purchase or a nullification.


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     "CAPITAL ACCOUNT" means the Capital Account maintained for each Member pursuant to Section 4.03.

     "CAPITAL CONTRIBUTION" means the total amount of cash actually contributed to the Company by all the Members or any one Member, as the case may be.

     "CAPITAL CONTRIBUTION COMMITMENT" means, for each Member, the amount specified in Schedule I.

     "CARRIED FEE" shall have the meaning provided in the Management Agreement.

     "CERTIFICATE OF FORMATION" means the Certificate of Formation of the Company described in Section 2.01.

     "CODE" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

     "COMPANY" means the limited liability company formed by the filing of the Certificate of Formation, as constituted from time to time.

     "COMPANY PROPERTY OR PROPERTIES" means all interests, properties, whether real or personal, tangible or intangible, and rights of any type owned or held by the Company, whether owned or held by the Company at the date of its formation or thereafter acquired.

     "DISTRIBUTION" means any money or other property distributed to a Member with respect to its Membership Interest, but shall not include (i) any payment to a Member for materials or services rendered (ii) any reimbursement to a Member for expenses permitted in accordance with this Agreement or (iii) any payment on a loan from a Member to the Company.

     "EFFECTIVE DATE" is defined in Section 6.05.

     "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or title retention agreement, defect in title, covenant or other restriction of any kind.

     "FAIR MARKET VALUE" shall be determined in accordance with the Management Agreement.

     "FAIR MARKET VALUE REPORT" means an opinion of the Advisor delivered pursuant to Section 5 of the Management Agreement.

     "FIXED DEBT" means any indebtedness or accrued liability of the Company which is not contingent or undetermined. For purposes of Section 6.05(b), Fixed Debt shall include the Carried Fee which shall be determined based on the hypothetical liquidation of all assets of the Company and payment of all liabilities of the Company pursuant to Section 6.05(b) and distribution of amounts so obtained to the Members.

     "FORMATION DATE" is defined in Section 2.01.


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     "FUNDING EVENT" means a determination by the Managing Member that the
Company needs additional cash (i) to cover operating expenses or meet other obligations of the Company or (ii) to fund the acquisition of Portfolio Investments by the Company.

     "FUNDING RATE" means a rate equal to the Prime Rate plus 4% per annum.

     "GAAP" means United States generally accepted accounting principles.

     "INITIAL CAPITAL CONTRIBUTION" is defined in Section 4.01(a).

     "INVESTMENT POLICY" means the investment policy attached as Exhibit C to this Agreement, as it may be amended from time to time by the Members.

     "KFS" means KFS Corporation, a Nebraska corporation.

     "MANAGEMENT AGREEMENT" is defined in Section 8.08.

     "MANAGING MEMBER" is defined in Section 8.01.

     "MARKET VALUE" means the value as determined by the Managing Member based on prices set forth on Bloomberg Financial Markets Service Display or as reported by Reuters or any other publicly available source of similar market data.

     "MEMBERS" means at any time the Persons who own Membership Interests in the Company and "Member" means any one of them.

     "MEMBERSHIP INTEREST" means, with respect to any Member at any time, the ownership interest of such Member in the Company at such time, including all rights to allocations and Distributions pursuant to this Agreement and voting rights pursuant to this Agreement. The Membership Interest of any Member at any particular time shall be the Membership Interest as set forth in Schedule I, as such Schedule may be amended from time to time in accordance with this Agreement.

     "MGAM" means McCarthy Group Asset Management, Inc., a Nebraska corporation

     "MGI" means McCarthy Group, Inc., a Nebraska corporation.

     "NOTIFICATION" means all notices permitted or required to be given to any Person hereunder. Such Notifications must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person, by courier or sent by facsimile transmission or on the earlier of actual receipt or three days after the date of mailing if mailed by registered or certified mail, first-class postage prepaid, return receipt requested, to such Person, at the address of such Person shown on Schedule I hereto as such Schedule may be amended from time to time, or to such other address as shall be specified by such Person by like notice.

     "PERSON" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative,


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association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

     "PORTFOLIO INVESTMENT(S)" means all investments made by the Company including any Publicly Traded Securities, as indicated from time to time by the Managing Member on the report required by Section 9.06(a). Portfolio Investment(s) shall exclude investments made on a short-term basis pending long-term investment in accordance with the Investment Policy.

     "PRIME RATE" is defined in Section 6.05(d).

     "PUBLICLY TRADED SECURITIES" means securities held by the Company which have a market value obtainable through any national securities exchange registered under the Securities Exchange Act of 1934, as amended.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "TRANSFER" means to directly or indirectly sell, assign, hypothecate, transfer, pledge, mortgage or in any other way encumber or dispose of a Membership Interest, whether voluntarily or involuntarily by operation of law.

     "TREASURY REGULATIONS" means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.